Edwards Lifesciences Corporation One Edwards Way · Irvine, CA USA · 92614 Phone: 949.250.2500 · Fax: 949.250.2525 www.edwards.com

FOR IMMEDIATE RELEASE

Media Contact:  Sarah Huoh, 949-250-5070
Investor Contact:  Mark Wilterding, 949-250-2826

EDWARDS LIFESCIENCES REPORTS THIRD QUARTER RESULTS
IRVINE, Calif., October 23, 2019 — Edwards Lifesciences Corporation (NYSE: EW), the global leader in patient-focused innovations for structural heart disease and critical care monitoring, today reported financial results for the quarter ended September 30, 2019.
Third Quarter and Recent Highlights
•Sales grew 21% to $1.1 billion; underlying1 sales grew 19%
•TAVR sales grew 26%; underlying sales grew 27%
•R&D spending up 21% versus prior year to 18% of sales
•EPS was $1.30; adjusted1 EPS was $1.41
•2019 adjusted EPS guidance raised to $5.50 to $5.65 from $5.20 to $5.40
•$27 million charge related to TAVR strategy
•FDA approved SAPIEN 3 and SAPIEN 3 Ultra systems indication expansion

“We are very pleased to report strong third quarter results, which reflected a large increase in the number of patients that were treated with transcatheter heart valve therapy," said Michael A. Mussallem, chairman and CEO. "Our results were significantly higher than expected this quarter following the strong PARTNER 3 trial evidence that led to the recent FDA indication expansion of our SAPIEN 3 and SAPIEN 3 Ultra systems. Additionally, at a recent clinical meeting it was exciting to observe new evidence that once again demonstrated significant quality of life improvements for patients that received SAPIEN valves."
Third Quarter 2019 Results
Sales for the quarter ended September 30, 2019 were $1.1 billion, up 21 percent over the prior year, or 19 percent on an underlying basis. Diluted earnings per share for the quarter were $1.30, while adjusted earnings per share grew 32 percent, higher than expected, to $1.41.

Transcatheter Aortic Valve Replacement (TAVR)
For the quarter, the company reported TAVR sales of $700 million, an increase of 26 percent over the third quarter last year, or 27 percent on an underlying basis. Global average selling prices remained stable, and the company estimates its global competitive position was consistent with the second quarter and prior year.
“The recent indication expansion approval of our SAPIEN 3 and SAPIEN 3 Ultra systems represents a significant milestone and allows all patients diagnosed with severe aortic stenosis to be considered for TAVR based on their individual needs," said Mussallem.
He added, "While still early in the 2020 forecasting process and difficult to predict, we are modeling a return to low double-digit global TAVR procedure growth next year, consistent with our estimate of a $7 billion opportunity in 2024."
Transcatheter Mitral and Tricuspid Therapies (TMTT)
The company made important progress in the third quarter in advancing its portfolio of technologies to bring important solutions to underserved mitral and tricuspid patients with few options today. Enrollment is ongoing in the CLASP IID and CLASP IIF Pivotal Trials. In September the company received FDA approval for the CLASP IITR Pivotal Trial to study the PASCAL system in patients with symptomatic severe tricuspid regurgitation. The company remains on track to initiate a U.S. pivotal trial of the SAPIEN M3 system before the end of the year. Third quarter sales in TMTT were $10 million, lifted principally by commercial sales of the PASCAL transcatheter mitral system in Europe. For full year 2019, Edwards now expects TMTT revenue to be below $40 million as the company continues a disciplined introduction and premium pricing strategy, which is moderating site activation.
Surgical Structural Heart and Critical Care
Surgical Structural Heart sales for the quarter were $204 million, up 11 percent compared to the third quarter last year, or up three percent on an underlying basis. Growth was lifted by the sales of premium products, particularly through adoption of the INSPIRIS RESILIA aortic valve, which drove an increasing share of surgical aortic valve procedures.
Critical Care sales were $180 million for the quarter, representing an increase of ten percent versus the third quarter last year, or up seven percent on an underlying basis.  All product categories and geographies contributed to this performance, including our HemoSphere advanced monitoring platform.
Additional Financial Results
For the quarter, the company’s adjusted gross profit margin was 75.9 percent, compared to 75.5 percent in the same period last year. This improvement was driven primarily by the favorable impacts from foreign exchange and product mix, partially offset by spending in support of the new European device regulations and manufacturing variances.

Selling, general and administrative expenses increased 14 percent to $306 million for the quarter, driven by transcatheter structural heart field personnel related expenses, including expanding the TMTT field organization in Europe.
Research and development for the third quarter increased 21 percent to $196 million, or 18 percent of sales.  This increase was primarily the result of significant investments in the company's transcatheter structural heart programs, including generating clinical evidence.
During the quarter, the company recorded an additional $27 million charge, primarily inventory, related to last quarter's strategic decisions regarding its transcatheter aortic valve portfolio.
Adjusted free cash flow for the third quarter was $319 million, defined as cash flow from operating activities of $437 million, less capital spending of $76 million, and excluding a $42 million tax benefit related to the company's previously announced litigation settlement.
Cash, cash equivalents and short-term investments totaled $1.4 billion at September 30, 2019.  Total debt was $594 million.
Outlook
For 2019, the company now expects total sales around the top of its previous $4.0 billion to $4.3 billion range. Additionally, the company raised its full year 2019 adjusted earnings per share guidance to $5.50 to $5.65 from $5.20 to $5.40.
“We are very pleased with our strong year-to-date performance. As patients and clinicians increasingly choose TAVR, we remain optimistic about the long-term growth opportunity. We are committed to aggressively investing in our future, consistent with our focused innovation strategy. We remain confident that the innovative therapies resulting from our investments will benefit a broader group of patients suffering from structural heart disease and continue to drive strong organic growth," said Mussallem.
 About Edwards Lifesciences
Edwards Lifesciences, based in Irvine, Calif., is the global leader in patient-focused medical innovations for structural heart disease and critical care monitoring. Driven by a passion to help patients, the company collaborates with the world’s leading clinicians and researchers to address unmet healthcare needs, working to improve patient outcomes and enhance lives. For more information, visit www.Edwards.com and follow us on Twitter @EdwardsLifesci.
Conference Call and Webcast Information
Edwards Lifesciences will be hosting a conference call today at 2:00 p.m. PT to discuss its third quarter results.  To participate in the conference call, dial (877) 704-2848 or (201) 389-0893.  For 72 hours following the call, an audio replay can be accessed by dialing (877) 660-6853 or (201) 612-7415 and using conference number 13694541.  The call will also be available via live or archived webcast on the “Investor Relations” section of the Edwards web site at ir.edwards.com or www.edwards.com.
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements can sometimes be identified by the use of words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “guidance,” “outlook,” “optimistic,” “aspire,” “confident”  or other forms of these words or similar expressions and include, but are not limited to, statements made by Mr. Mussallem, estimates of the company’s competitive position, full year and third quarter 2019 financial guidance, statements regarding expected product approvals, clinical investments and the company’s 2019 milestones, future therapy opportunities and information in the Outlook section.  Forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though they are inherently uncertain and difficult to predict.  The company's forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement.  If the company does update or correct one or more of these statements, investors and others should not conclude that the company will make additional updates or corrections.
Forward-looking statements involve risks and uncertainties that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements.  Factors that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements include uncertainties associated with new product approvals and therapy adoption, particularly in TAVR and TMTT; unpredictability of product launches; competitive dynamics; changes to reimbursement for the company's products; the company’s success in developing new products and avoiding manufacturing and quality issues; the impact of currency exchange rates; the timing or results of R&D and clinical trials; unanticipated actions by the U.S. Food and Drug Administration and other regulatory agencies; unexpected litigation impacts or expenses; and other risks detailed in the company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2018. These filings, along with important safety information about our products, may be found at edwards.com.
Edwards, Edwards Lifesciences, the stylized E logo, CLASP, Edwards SAPIEN, Edwards SAPIEN 3, Edwards SAPIEN 3 Ultra, SAPIEN 3, SAPIEN 3 Ultra, HemoSphere, INSPIRIS, INSPIRIS RESILIA, PARTNER, PARTNER 3, PASCAL, and RESILIA are trademarks of Edwards Lifesciences Corporation or its affiliates.  All other trademarks are the property of their respective owners. This statement is made on behalf of Edwards Lifesciences Corporation and its subsidiaries.

[1]
“Adjusted” amounts are non-GAAP items.  Adjusted sales, or “underlying” growth rates, in this press release excludes foreign exchange fluctuations, the positive impact of transcatheter aortic valve replacement (“TAVR”) stocking sales in Germany and the negative impact of de-stocking, the conversion to a consignment inventory system for surgical structural heart (“Surgical”) and includes the prior year sales results of a business acquired in the current year.  Adjusted earnings per share is a non-GAAP item computed on a diluted basis and in this press release excludes intellectual property litigation income and expenses, amortization of intangible assets, fair value adjustments to contingent consideration liabilities arising from acquisitions, charges associated with TAVR inventory write off and purchase of intellectual property, the conversion to a consignment inventory system for Surgical, a significant pension curtailment gain, the positive impact of TAVR stocking sales in Germany and the negative impact of de-stocking, and the impact from implementation of tax law changes and settlements. See the Non-GAAP Financial Information page and reconciliation tables below.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net sales	$1,094.0	$906.6	$3,173.9	$2,745.1
Cost of sales	292.4	224.9	828.2	704.7

Gross profit	801.6	681.7	2,345.7	2,040.4

Selling, general, and administrative expenses	306.2	269.5	895.0	800.4
Research and development expenses	195.5	161.8	558.8	459.1
Intellectual property litigation expenses	7.9	7.9	19.5	19.1
Change in fair value of contingent consideration liabilities, net	(2.3)	(6.4)	12.4	8.3
Special charge	—	—	24.0	—

Operating income	294.3	248.9	836.0	753.5

Interest (income) expense, net	(2.8)	0.5	(7.2)	(0.3)
Special gain	—	—	—	(7.1)
Other income, net	(4.6)	(0.3)	(7.8)	(2.3)

Income before provision for income taxes	301.7	248.7	851.0	763.2

Provision for income taxes	27.0	22.8	84.3	48.0

Net income	$274.7	$225.9	$766.7	$715.2

Earnings per share:
Basic	$1.32	$1.08	$3.68	$3.41
Diluted	$1.30	$1.06	$3.61	$3.34

Weighted-average common shares outstanding:
Basic	208.2	209.0	208.1	209.5
Diluted	212.1	213.2	212.1	214.1

Operating statistics
As a percentage of net sales:
Gross profit	73.3%	75.2%	73.9%	74.3%
Selling, general, and administrative expenses	28.0%	29.7%	28.2%	29.2%
Research and development expenses	17.9%	17.8%	17.6%	16.7%
Operating income	26.9%	27.5%	26.3%	27.4%
Income before provision for income taxes	27.6%	27.4%	26.8%	27.8%
Net income	25.1%	24.9%	24.2%	26.1%

Effective tax rate	8.9%	9.2%	9.9%	6.3%

Note: Numbers may not calculate due to rounding.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Balance Sheets
(in millions)

	September 30, 2019	December 31, 2018
ASSETS

Current assets
Cash and cash equivalents	$1,186.6	$714.1
Short-term investments	170.3	242.4
Accounts and other receivables, net	570.0	537.3
Inventories, net	611.1	607.0
Prepaid expenses	57.3	54.3
Other current assets	144.4	131.8
Total current assets	2,739.7	2,286.9

Long-term investments	386.0	506.3
Property, plant, and equipment, net	973.6	867.5
Operating lease right-of-use assets	73.3	—
Goodwill	1,156.6	1,112.2
Other intangible assets, net	381.1	343.2
Deferred income taxes	155.8	174.0
Other assets	100.2	33.6

Total assets	$5,966.3	$5,323.7

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	$751.7	$876.6
Operating lease liabilities	24.1	—
Total current liabilities	775.8	876.6

Long-term debt	594.2	593.8
Contingent consideration liabilities	191.0	178.6
Taxes payable	236.5	259.4
Operating lease liabilities	52.4	—
Uncertain tax positions	141.7	124.9
Other long-term liabilities	159.9	150.0

Stockholders’ equity
Common stock	217.5	215.2
Additional paid-in capital	1,570.4	1,384.4
Retained earnings	3,461.4	2,694.7
Accumulated other comprehensive loss	(155.8)	(138.5)
Treasury stock, at cost	(1,278.7)	(1,015.4)
Total stockholders’ equity	3,814.8	3,140.4

Total liabilities and stockholders’ equity	$5,966.3	$5,323.7

EDWARDS LIFESCIENCES CORPORATION
Non-GAAP Financial Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP historical financial measures. Management makes adjustments to the GAAP measures for items (both charges and gains) that (a) do not reflect the core operational activities of the Company, (b) are commonly adjusted within the Company’s industry to enhance comparability of the Company’s financial results with those of its peer group, or (c) are inconsistent in amount or frequency between periods (albeit such items are monitored and controlled with equal diligence relative to core operations). The Company uses the term "adjusted sales" or “underlying growth rate” when referring to non-GAAP sales information, which excludes foreign exchange rate fluctuations, the conversion to a consignment inventory system for surgical structural heart ("Surgical"), the positive impact of transcatheter aortic valve replacement ("TAVR") stocking sales in Germany and the negative impact of de-stocking, and includes the prior year sales results of a business acquired in the current year. The Company uses the term “adjusted” to also exclude intellectual property litigation income and expenses, amortization of intangible assets, fair value adjustments to contingent consideration liabilities arising from acquisitions, the positive impact of TAVR stocking sales in Germany and the negative impact of de-stocking, the conversion to a consignment inventory system for Surgical, significant pension curtailment gains, charges associated with TAVR inventory write offs and the purchase of intellectual property, and the impact from implementation of tax law changes and settlements.

Fluctuations in exchange rates impact the comparative results and sales growth rates of the Company's underlying business. Management believes that excluding the impact of foreign exchange rate fluctuations from its sales growth provides investors a more useful comparison to historical financial results. The impact of foreign exchange rate fluctuations has been detailed in the "Reconciliation of Sales by Product Group and Region."

Guidance for sales and sales growth rates is provided on an "underlying basis," and projections for diluted earnings per share, net income and growth, gross profit margin, taxes, and free cash flow are also provided on a non-GAAP basis as adjusted for the items identified above due to the inherent difficulty in forecasting such items. The Company is not able to provide a reconciliation of the non-GAAP guidance to comparable GAAP measures due to the unknown effect, timing, and potential significance of special charges or gains, and management's inability to forecast charges associated with future transactions and initiatives.

Management considers free cash flow to be a liquidity measure which provides useful information to management and investors about the amount of cash generated by business operations, after deducting payments for capital expenditures, which can then be used for strategic opportunities or other business purposes including, among others, investing in the Company's business, making strategic acquisitions, strengthening the balance sheet, and repurchasing stock.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results, and evaluating current performance. These non-GAAP financial measures are used in addition to, and in conjunction with, results presented in accordance with GAAP and reflect an additional way of viewing aspects of the Company's operations by investors that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting the Company's business and facilitate comparability to historical periods.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. A reconciliation of non-GAAP historical financial measures to the most comparable GAAP measure is provided in the tables below.

The items described below are adjustments to the GAAP financial results in the reconciliations that follow:

TAVR Inventory Write Off - The Company recorded a $46.2 million charge in the second quarter of 2019 and a $26.9 million charge in the third quarter of 2019, primarily comprised of the write off of inventory in response to strategic decisions regarding its TAVR portfolio.

Intellectual Property Litigation Expenses - The Company incurred intellectual property litigation expenses of $4.6 million and $5.7 million in the first quarter of 2019 and 2018, respectively, $7.0 million and $5.5 million in the second quarter of 2019 and 2018, respectively, and $7.9 million and $7.9 million in the third quarter of 2019 and 2018, respectively.

Change in Fair Value of Contingent Consideration Liabilities, net - The Company recorded expenses related to changes in the fair value of its contingent consideration liabilities arising from acquisitions in the amount of $6.7 million and $3.8 million in the first quarter of 2019 and 2018, respectively, $8.0 million and $10.9 million in the second quarter of 2019 and 2018, respectively, and income of $2.3 million and $6.4 million in the third quarter of 2019 and 2018, respectively.

Amortization of Intangible Assets - The Company recorded amortization expense related to developed technology, patents and trademarks in the amount of $0.5 million and $0.6 million in the first quarter of 2019 and 2018, respectively, $1.2 million and $0.7 million in the second quarter of 2019 and 2018, respectively, and $1.3 million and $0.6 million in the third quarter of 2019 and 2018, respectively.

Purchase of Intellectual Property - The Company recorded a $24.0 million charge in the first quarter of 2019 related to the acquisition of early-stage transcatheter intellectual property and associated clinical and regulatory experience.

Surgical Consignment Conversion - In the first, second and third quarters of 2018, the Company recorded a sales return reserve of $34.7 million ($30.8 million, net of related costs), $28.4 million ($24.6 million, net of related costs), and $14.4 million ($12.9 million, net of related costs), respectively, related to its conversion to a consignment inventory system for surgical heart valves.

TAVR Germany Stocking Sales - In the first quarter of 2017, the Company recorded $61.8 million in net stocking sales ($48.0 million, net of related costs) to customers in Germany, as these customers elected to purchase additional inventory in anticipation of a potential supply interruption resulting from intellectual property litigation. In the first quarter of 2018, these customers consumed on a net basis $8.0 million ($6.0 million, net of related costs) of their stocking inventory.

Pension Curtailment Gain - The Company recorded a $7.1 million gain in the first quarter of 2018 related to the curtailment of its defined benefit plan resulting from the closure of its manufacturing plant in Switzerland.

Provision for Income Taxes - During the first quarter of 2018, the Company recorded a $24.0 million tax expense to adjust its estimated provisional amounts related to the implementation of U.S. tax law changes. During the second quarter of 2018, the Company recorded a $36.1 million tax benefit related to the settlement of tax audits and a $17.3 million benefit related to the reorganization of a foreign entity and adjustments to estimated provisional amounts resulting from the U.S. tax law changes. During the third quarter of 2018, the Company recorded a $4.6 million benefit related to the reorganization of a foreign entity. The income tax impact of the expenses and gains discussed above is based upon the items' forecasted effect upon the Company's full year effective tax rate. Adjustments to forecasted items unrelated to these expenses and gains, as well as impacts related to interim reporting, will have an effect on the income tax impact of these items in subsequent periods.

Adjusted Free Cash Flow - The Company defines free cash flow as cash flows from operating activities less capital expenditures. During 2019, the Company excluded from its calculation payments related to a litigation settlement, net of the associated tax benefit. During 2018, the Company excluded from its calculation payments related to tax audit settlements and the repatriation tax resulting from U.S. tax law changes.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Reconciliation of GAAP to Non-GAAP Financial Information
(in millions, except per share and percentage data)

	Three Months Ended September 30, 2019
	Net Sales	Gross Profit Margin	Operating Income	Net Income	Diluted EPS	Effective Tax Rate
GAAP	$1,094.0	73.3%	$294.3	$274.7	$1.30	8.9%
Non-GAAP adjustments: (A) (C)
TAVR inventory write off	—	2.5	26.9	26.9	0.09	1.3
Intellectual property litigation expenses	—	—	7.9	7.9	0.03	0.4
Change in fair value of contingent consideration liabilities, net	—	—	(2.3)	(2.3)	(0.01)	(0.1)
Amortization of intangible assets	—	0.1	1.3	1.3	—	0.1

Provision for income taxes
Tax effect on non-GAAP adjustments (B)	—	—	—	(8.6)	—	—
Prior period ongoing tax impacts (D)	—	—	—	(0.7)	—	0.2
Adjusted	$1,094.0	75.9%	$328.1	$299.2	$1.41	10.8%

	Three Months Ended September 30, 2018
	Net Sales	Gross Profit Margin	Operating Income	Net Income	Diluted EPS	Effective Tax Rate
GAAP	$906.6	75.2%	$248.9	$225.9	$1.06	9.2%
Non-GAAP adjustments: (A) (C)
Surgical consignment conversion	14.4	0.2	12.9	12.9	0.04	1.2
Intellectual property litigation expenses	—	—	7.9	7.9	0.03	0.5
Change in fair value of contingent consideration liabilities, net	—	—	(6.4)	(6.4)	(0.04)	0.8
Amortization of intangible assets	—	0.1	0.6	0.6	—	—

Provision for income taxes
Tax effect on non-GAAP adjustments (B)	—	—	—	(8.3)	—	—
Impacts from U.S. tax legislation	—	—	—	(4.6)	(0.02)	1.8
Prior period ongoing tax impacts (D)	—	—	—	0.1	—	—
Adjusted	$921.0	75.5%	$263.9	$228.1	$1.07	13.5%

	Nine Months Ended September 30, 2019
	Net Sales	Gross Profit Margin	Operating Income	Net Income	Diluted EPS	Effective Tax Rate
GAAP	$3,173.9	73.9%	$836.0	$766.7	$3.61	9.9%
Non-GAAP adjustments: (A) (C)
TAVR inventory write off	—	2.3	73.1	73.1	0.27	0.8
Intellectual property litigation expenses	—	—	19.5	19.5	0.08	0.3
Change in fair value of contingent consideration liabilities, net	—	—	12.4	12.4	0.06	(0.1)
Amortization of intangible assets	—	0.1	3.0	3.0	0.01	—
Impairment of long-lived assets	—	—	24.0	24.0	0.09	0.3

Provision for income taxes
Tax effect on non-GAAP adjustments (B)	—	—	—	(23.9)	—	—
Prior period ongoing tax impacts (D)	—	—	—	(1.5)	—	—
Adjusted	$3,173.9	76.3%	$968.0	$873.3	$4.12	11.2%

	Nine Months Ended September 30, 2018
	Net Sales	Gross Profit Margin	Operating Income	Net Income	Diluted EPS	Effective Tax Rate
GAAP	$2,745.1	74.3%	$753.5	$715.2	$3.34	6.3%
Non-GAAP adjustments: (A) (C)
SHV consignment conversion	77.5	0.4	68.3	68.3	0.25	1.1
TAVR Germany stocking sales	8.0	—	6.0	6.0	0.02	0.1
Intellectual property litigation expenses	—	—	19.1	19.1	0.07	0.4
Change in fair value of contingent consideration liabilities, net	—	—	8.3	8.3	0.03	0.2
Amortization of intangible assets	—	0.1	1.9	1.9	0.01	—
Pension curtailment gain	—	—		(7.1)	(0.03)	—

Provision for income taxes
Tax effect on non-GAAP adjustments (B)	—	—	—	(22.2)	—	—
Tax audit settlements	—	—	—	(36.1)	(0.17)	4.3
Impacts from U.S. tax legislation	—	—	—	2.1	0.01	(0.3)
Prior period ongoing tax impacts (D)	—	—	—	0.2	—	—
Adjusted	$2,830.6	74.8%	$857.1	$755.7	$3.53	12.1%

(A)	See description of non-GAAP adjustments on the "Non-GAAP Financial Information" page.

(B)
The tax effect on non-GAAP adjustments is calculated based upon the impact of the relevant tax jurisdictions’ statutory tax rates on the Company’s estimated annual effective tax rate, or discrete rate in the quarter, as applicable. The tax effect on the TAVR Germany stocking sales adjustment is calculated using the global effective tax rate.

(C)
All amounts are tax effected, calculated based upon the impact of the relevant tax jurisdictions’ statutory tax rates on the Company’s estimated annual effective tax rate, or discrete rate in the quarter, as applicable.

(D)	Quarterly adjustment required to spread the full year tax impact of previously reported items.

RECONCILIATION OF GAAP OPERATING CASH FLOW TO ADJUSTED FREE CASH FLOW

	Nine Months Ended September 30,
	2019	2018
Net cash provided by operating activities	$780.0	$633.8
Capital expenditures	(182.9)	(181.1)
Litigation settlement, net of tax benefit	138.3
Tax audit settlements	—	56.7
Repatriation tax payments	—	41.0
Adjusted Free Cash Flow (A)	$735.4	$550.4

(A)	See description of “Adjusted Free Cash Flow” on the Non-GAAP Financial Information page.

RECONCILIATION OF SALES BY PRODUCT GROUP AND REGION

					2018 Adjusted
Sales by Product Group (QTD)	3Q 2019	3Q 2018	Change	GAAP Growth Rate*	CASMED Acquisition	Surgical Consignment Conversion	Germany Stocking	FX Impact	3Q 2018 Adjusted Sales	Underlying Growth Rate *
Transcatheter Aortic Valve Replacement	$700.0	$557.1	$142.9	25.7%	$—	$—	$—	$(4.2)	$552.9	26.6%
Transcatheter Mitral and Tricuspid Therapies	9.7	0.7	9.0	NM	—	—	—	(0.1)	0.6	NM
Surgical Structural Heart	204.1	184.6	19.5	10.5%	—	14.4	—	(1.3)	197.7	3.3%
Critical Care	180.2	164.2	16.0	9.7%	5.3	—	—	(0.6)	168.9	6.7%
Critical Care excluding CASMED	174.7	164.2	10.5	6.4%	—	—	—	(0.7)	163.5	6.8%
CASMED	5.5	—	5.5	NM	5.3	—	—	0.1	5.4	2.1%
Total	$1,094.0	$906.6	$187.4	20.7%	$5.3	$14.4	$—	$(6.2)	$920.1	18.9%
Total Sales excluding CASMED	$1,088.5	$906.6	$181.9	20.1%	$—	$14.4	$—	$(6.3)	$914.7	19.0%

					2018 Adjusted
Sales by Product Group (YTD)	YTD 3Q 2019	YTD 3Q 2018	Change	GAAP Growth Rate*	CASMED Acquisition	Surgical Consignment Conversion	Germany Stocking	FX Impact	YTD 3Q 2018 Adjusted Sales	Underlying Growth Rate *
Transcatheter Aortic Valve Replacement	$1,975.4	$1,692.2	$283.2	16.7%	$—	$—	$8.0	$(29.5)	$1,670.7	18.2%
Transcatheter Mitral and Tricuspid Therapies	21.0	2.1	18.9	NM	—	—	—	(0.1)	2.0	NM
Surgical Structural Heart	636.6	554.4	82.2	14.8%	—	77.5	—	(13.5)	618.4	2.9%
Critical Care	540.9	496.4	44.5	9.0%	9.5	—	—	(9.1)	496.8	8.9%
Critical Care excluding CASMED	530.6	496.4	34.2	6.9%	—	—	—	(9.1)	487.3	8.9%
CASMED	10.3	—	10.3	NM	9.5	—	—	—	9.5	8.1%
Total	$3,173.9	$2,745.1	$428.8	15.6%	$9.5	$77.5	$8.0	$(52.2)	$2,787.9	13.8%
Total Sales excluding CASMED	$3,163.6	$2,745.1	$418.5	15.2%	$—	$77.5	$8.0	$(52.2)	$2,778.4	13.9%

					2018 Adjusted
Sales by Region (QTD)	3Q 2019	3Q 2018	Change	GAAP Growth Rate*	CASMED Acquisition	Surgical Consignment Conversion	Germany Stocking	FX Impact	3Q 2018 Adjusted Sales	Underlying Growth Rate *
United States	$647.8	$518.7	$129.1	24.9%	$4.5	$14.4	$—	$—	$537.6	20.5%
Europe	222.6	201.3	21.3	10.5%	0.4	—	—	(7.6)	194.1	14.6%
Japan	112.9	94.2	18.7	19.9%	0.2	—	—	3.9	98.3	15.0%
Rest of World	110.7	92.4	18.3	19.6%	0.2	—	—	(2.5)	90.1	22.6%
International	446.2	387.9	58.3	15.0%	0.8	—	—	(6.2)	382.5	16.6%
Total	$1,094.0	$906.6	$187.4	20.7%	$5.3	$14.4	$—	$(6.2)	$920.1	18.9%

					2018 Adjusted
Sales by Region (YTD)	YTD 3Q 2019	YTD 3Q 2018	Change	GAAP Growth Rate*	CASMED Acquisition	Surgical Consignment Conversion	Germany Stocking	FX Impact	YTD 3Q 2018 Adjusted Sales	Underlying Growth Rate *
United States	$1,835.5	$1,510.3	$325.2	21.5%	$8.0	$77.5	$—	$—	$1,595.8	15.0%
Europe	699.0	659.3	39.7	6.0%	0.8	—	8.0	(38.2)	629.9	10.9%
Japan	324.4	289.5	34.9	12.1%	0.2	—	—	0.3	290.0	11.8%
Rest of World	315.0	286.0	29.0	10.2%	0.5	—	—	(14.3)	272.2	15.7%
International	1,338.4	1,234.8	103.6	8.4%	1.5	—	8.0	(52.2)	1,192.1	12.3%
Total	$3,173.9	$2,745.1	$428.8	15.6%	$9.5	$77.5	$8.0	$(52.2)	$2,787.9	13.8%

* Numbers may not calculate due to rounding.
NM - Not meaningful